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                     ALLTRISTA CLOSES ACQUISITION OF TILIA;
                     PLANS NAME CHANGE TO JARDEN CORPORATION

  ~ STRENGTHENS ALLTRISTA'S LEADING POSITION IN HOME FOOD PRESERVATION MARKET ~
                   ~ TRANSACTION TO BE ACCRETIVE IMMEDIATELY ~

RYE, NEW YORK - APRIL 24, 2002 - ALLTRISTA CORPORATION (NYSE:ALC) today announced it has completed its acquisition of the business of Tilia International, Inc for $160 million. The acquisition of San Francisco-based Tilia will more than double Alltrista's consumer products revenue, consistent with Alltrista's strategic focus on food preservation products and branded kitchen consumables.

In conjunction with the acquisition, Alltrista also announced that it is seeking shareholder approval at its annual meeting scheduled for May 30, 2002 to change its name to Jarden Corporation in order to more effectively convey its new business strategy. Upon approval, the stock will trade on the New York Stock Exchange under the new symbol JAH.

Martin E. Franklin, Chairman and Chief Executive Officer, said, "The acquisition of Tilia is a major strategic step in our plan to pursue growth in food preservation and branded kitchen consumer products. As a result of the transaction, more than 70% of our total revenue will be derived from our consumer products business. Our decision to pursue a new corporate identity as Jarden Corporation also reflects our strategic focus and business mix. At the same time, we intend to maintain our materials-based business, as this segment is operated by a strong management team and generates consistent cash flow for our company."

Based in San Francisco, Tilia is a developer and distributor of home food preservation products including FoodSaver(R), the industry's leading line of home vacuum packaging systems. Tilia will operate as a wholly owned subsidiary of Alltrista.

The Tilia acquisition was financed by a $150 million offering of senior subordinated notes in a private placement pursuant to Rule 144A and refinancing of its existing indebtedness with a new $100 million senior secured credit facility.

Mr. Franklin stated, "Tilia has built the leading position in home vacuum packaging systems, one of the fastest-growing categories in the $5.1 billion market for small electric kitchen appliances. In 2001, sales of its FoodSaver(R) system grew 39% over the previous year. Tilia has a well-established brand, niche market leadership, a reputation for quality, strong relationships with leading retailers and a broad and growing product line. In 2000, Tilia was recognized as one of the fastest-growing companies by Inc. magazine. We are already beginning to pursue opportunities to leverage each company's complementary strengths. These include Tilia's expertise in sales and marketing and Alltrista's logistics capabilities and distribution channels."

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ALLTRISTA CLOSES ACQUISITION  OF TILIA                                    PAGE 2


Mr. Franklin continued, "While creating a dynamic, entrepreneurial company, Tilia has managed its business with discipline, which is evident in the company's strong operating profitability. We are delighted to welcome Linda Graebner and her team, and look forward to working with them to maximize the growth potential of Tilia and the FoodSaver(R) brand."

Linda S. Graebner commented, "We are very excited about joining Alltrista, a company with extensive food preservation experience, substantial resources and a commitment to building and supporting brands. Access to Alltrista's additional distribution channels and established customer relationships will help us realize the tremendous growth potential of our company."

Mr. Franklin concluded, "This transaction also provides a number of important financial benefits. We anticipate the acquisition to be accretive to earnings per share immediately. Like Alltrista's core home canning products, Tilia has an operating model with a razor/razor blade component. Sales of replacement bags for vacuum packaging systems represent approximately 22% of total sales. In addition, Tilia's sales are historically highest in the fourth quarter, which will enable Alltrista to reduce the seasonality of its revenue streams, which have traditionally been strongest in the second and third quarters."

Alltrista Corporation is a leading provider of niche consumer products used in home food preservation. Tilia's FoodSaver(R) line is the U.S. market leader in home vacuum packaging systems and accessories. Alltrista Consumer Products is the leading North American manufacturer, distributor and marketer of home canning and related products, primarily under the Ball(R), Kerr(R) and Bernardin(R) brands. The Company also operates a materials based group, which is the country's largest producer of zinc strip and manufactures injection molded and industrial plastics.

This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Alltrista's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2001.

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